Exhibit 24

POWER OF ATTORNEY

	I, Peter Kasper Jakobsen, do hereby constitute and appoint each of Patrick M.
Sheller and Erin R. McQuade, individually, as my lawful attorney-in-fact and in my name, place and stead to execute and deliver any and all documents relating to insider reporting requirements under Section 16 of the Securities Exchange
Act of 1934, including, without limitation, the execution and filing of all
Forms ID, 3, 4 and 5, and to take such other action, as such attorney considers necessary or appropriate, to effectuate such transactions until such time as I am no longer an Officer of Mead Johnson Nutrition Company, a corporation duly organized and existing under the laws of the State of Delaware, in the United
States of America, and having its principal place of business at 2701 Patriot
Boulevard, Fourth Floor, Glenview, Illinois  60026-8039.

	IN WITNESS WHEREOF, I have executed this Power of Attorney as of the 26th day of February, 2015.

/s/ Peter Kasper Jakobsen
Peter Kasper Jakobsen